                                                                   EXHIBIT 99.1






                                    AGREEMENT

                                  BY AND AMONG

                          ADC TELECOMMUNICATIONS, INC.

                                       AND

                               SAVILLE SYSTEMS PLC






                                 ---------------

                                  June 19, 1999

                                 ---------------

                                TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
ARTICLE I
THE ACQUISITION, INCLUDING THE SCHEME...................................................3
         1.1.     THE ACQUISITION.......................................................3
         1.2.     DELIVERY OF ORDER.....................................................5

ARTICLE II
EXCHANGE OF AMERICAN DEPOSITARY RECEIPTS
AND ASSUMPTION OF COMPANY OPTIONS ......................................................5
         2.1.     APPOINTMENT OF ALLOTMENT AGENT........................................5
         2.2.     SURRENDER AND ALLOTMENT PROCEDURE.....................................5
         2.3.     EXCHANGE OF SHARE OPTIONS.............................................7

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................8
         3.1.     ORGANIZATION AND QUALIFICATION........................................8
         3.2.     CAPITAL STOCK OF SUBSIDIARIES.........................................9
         3.3.     CAPITALIZATION........................................................9
         3.4.     AUTHORITY RELATIVE TO THIS AGREEMENT.................................10
         3.5.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS...........................11
         3.6.     COMMISSION FILINGS; FINANCIAL STATEMENTS.............................12
         3.7.     ABSENCE OF CHANGES OR EVENTS.........................................13
         3.8.     LITIGATION...........................................................13
         3.9.     TITLE TO PROPERTIES..................................................13
         3.10.    CERTAIN CONTRACTS....................................................14
         3.11.    COMPLIANCE WITH LAW..................................................14
         3.12.    INTELLECTUAL PROPERTY RIGHTS.........................................15
         3.13.    TAXES................................................................16
         3.14.    EMPLOYEES............................................................18
         3.15.    EMPLOYEE BENEFIT PLANS...............................................18
         3.16.    ENVIRONMENTAL MATTERS................................................20
         3.17.    FINDERS OR BROKERS...................................................21
         3.18.    BOARD RECOMMENDATION.................................................21
         3.19.    OPINION OF FINANCIAL ADVISOR.........................................21
         3.20     TAX MATTERS..........................................................21

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER................................................22
         4.1.     ORGANIZATION AND QUALIFICATION.......................................22
         4.2.     CAPITALIZATION.......................................................22
         4.3.     AUTHORITY RELATIVE TO THIS AGREEMENT.................................23
         4.4.     NO CONFLICTS; REQUIRED FILINGS AND CONSENTS..........................24
         4.5.     COMMISSION FILINGS; FINANCIAL STATEMENTS.............................25
         4.6.     ABSENCE OF CHANGES OR EVENTS.........................................25

                                      -i-

         4.7.     LITIGATION...........................................................25
         4.8.     COMPLIANCE WITH LAW..................................................26
         4.9.     FINDERS OR BROKERS...................................................26
         4.10     TAX MATTERS..........................................................26

ARTICLE V
REQUIRED APPROVALS.....................................................................26
         5.1.     SHAREHOLDER AND COURT APPROVALS......................................26

ARTICLE VI
COVENANTS AND AGREEMENTS...............................................................28
         6.1.     CONDUCT OF BUSINESS OF THE COMPANY PENDING THE ACQUISITION...........28
         6.2.     PROXY STATEMENT......................................................31
         6.3      PREPARATION OF NO ACTION REQUEST OR FORM S-4; BLUE SKY LAWS..........32
         6.4.     ADDITIONAL AGREEMENTS, COOPERATION...................................32
         6.5.     PUBLICITY............................................................33
         6.6.     NO SOLICITATION......................................................33
         6.7.     ACCESS TO INFORMATION................................................35
         6.8.     NOTIFICATION OF CERTAIN MATTERS......................................35
         6.9.     RESIGNATION OF OFFICERS AND DIRECTORS................................35
         6.10.    INDEMNIFICATION......................................................36
         6.11.    SHAREHOLDER LITIGATION...............................................37
         6.12.    SEVERANCE ARRANGEMENTS...............................................37
         6.13.    EMPLOYEE BENEFIT PLANS...............................................37
         6.14.    DETERMINATION OF OPTIONHOLDERS.......................................37
         6.15.    PREPARATION OF TAX RETURNS...........................................37
         6.16.    POOLING AFFILIATES...................................................38
         6.17.    POOLING ACTIONS......................................................38
         6.18.    TAX INCENTIVES AND IDA GRANTS........................................38
         6.19     COMMISSION FILINGS; COMPLIANCE.......................................38
         6.20.    LISTING OF ADDITIONAL SHARES.........................................39

ARTICLE VII
CONDITIONS TO CLOSING..................................................................39
         7.1.     CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION......39
         7.2.     CONDITIONS TO OBLIGATIONS OF BUYER...................................40
         7.3.     CONDITIONS TO OBLIGATIONS OF THE COMPANY.............................42

ARTICLE VIII
TERMINATION............................................................................43
         8.1.     TERMINATION..........................................................43
         8.2.     EFFECT OF TERMINATION................................................44
         8.3.     FEES AND EXPENSES....................................................45

                                      -ii-

ARTICLE IX
MISCELLANEOUS..........................................................................46
         9.1.     NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES........................46
         9.2.     CLOSING AND WAIVER...................................................47
         9.3.     NOTICES..............................................................47
         9.4.     COUNTERPARTS.........................................................49
         9.5.     INTERPRETATION.......................................................49
         9.6.     AMENDMENT............................................................49
         9.7.     NO THIRD PARTY BENEFICIARIES.........................................49
         9.8.     GOVERNING LAW........................................................49
         9.9.     ENTIRE AGREEMENT.....................................................50
         9.10.    VALIDITY.............................................................50

                                    EXHIBITS

EXHIBITS
--------

A        Scheme of Arrangement
B        Company Option Agreement
C        Restricted Stock Rollover Agreement
D        Post-Closing Severance Arrangements
E        Form of Company Affiliate Letter
F        Form of Buyer Affiliate Letter

                                    AGREEMENT

         THIS AGREEMENT, dated as of June 19, 1999, is made by and among ADC Telecommunications, Inc., a corporation formed under the laws of the State of Minnesota ("BUYER"), and Saville Systems PLC, a public limited company organized under the laws of Ireland (the "COMPANY").

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its shareholders that, subject to the sanction of the High Court of Ireland (the "High Court"), the Company and its shareholders enter into a Scheme of Arrangement (the "Scheme") in the form of EXHIBIT A hereto pursuant to Section 201 of the Companies Act, 1963 of Ireland (the "COMPANIES ACT"); and whereby, pursuant to the Scheme and this Agreement, among other things, (i) all of the issued and outstanding Ordinary Shares, nominal value $0.0025 per share, of the Company ("COMPANY ORDINARY SHARES") shall be canceled and the holders thereof shall be allotted a number of shares of common stock, par value $.20 per share, of Buyer ("BUYER COMMON STOCK"), (ii) all of the issued and outstanding Deferred Shares, nominal value IRL1.00 per share, of the Company (the "COMPANY DEFERRED SHARES") shall be canceled and the holders thereof shall be allotted a number of shares of Buyer Common Stock, and (iii) the Company Options (as defined in Section 1.1(c) hereof) shall be assumed by Buyer and converted into options for the purchase of shares of Buyer Common Stock upon the terms and subject to the conditions set forth herein and in Exhibit A, and, with respect to the Scheme, in accordance with the laws of Ireland; and

         WHEREAS, for United States federal income tax purposes, the parties intend that the Scheme and the other transactions described in the preceding Recital (collectively, the "Acquisition") shall qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement constitute a "plan of reorganization" within the meaning of the Code; and

         WHEREAS, for financial reporting purposes, the parties intend that the Acquisition shall be accounted for as a "pooling of interests." The Company has provided to Buyer an opinion letter from its independent accountants, PricewaterhouseCoopers LLP, addressed to the Company, stating that, after appropriate review of this Agreement and based on its familiarity with the Company, the Company will qualify as a party to a pooling-of-interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations (collectively, "OPINION 16"). Buyer has provided to the Company an opinion letter from its independent accountants, Arthur Andersen LLP, addressed to Buyer, stating that, as of the date of such letter, based on its familiarity with Buyer, Buyer will qualify as a party to a pooling-of-interests transaction under Opinion 16; and

         WHEREAS, the Board of Directors of the Company deems it desirable and in the best interest of the Company and its shareholders that the Company enter into this Agreement with Buyer, pursuant to which, subject to the directions of the High Court, the Company will propose to its shareholders to agree to the Scheme, subject to the conditions set forth herein; and

         WHEREAS, for the purpose of implementing the Scheme, it will be necessary for the Company to reduce and cancel the existing share capital of the Company, and the Company will accordingly propose to its shareholders that, subject to the confirmation of the High Court, the capital of the Company should be appropriately reduced and cancelled; and

          WHEREAS, as a condition to, and immediately after the execution of, this Agreement, Buyer and the Company are concurrently entering into the Stock Option Agreement (the "COMPANY OPTION AGREEMENT") in substantially the form attached hereto as EXHIBIT B, pursuant to which the Company will grant Buyer an option exercisable upon the occurrence of certain events; and

         WHEREAS, as an inducement to Buyer to enter into this Agreement, John J. Boyle III has agreed to enter into an agreement in substantially the form of EXHIBIT C hereto to roll over all shares of unvested restricted stock ("RESTRICTED STOCK") of the Company into a number of restricted shares ("BUYER RESTRICTED STOCK") of Buyer Common Stock equal to the number of shares of unvested Restricted Stock multiplied by the Ordinary Allotment Ratio (as defined in Exhibit A hereto); and

         WHEREAS, the Board of Directors of Buyer deems it desirable and in the best interest of Buyer and its shareholders that Buyer consummate the Acquisition, including effecting the Scheme, and enter into this Agreement, pursuant to which, among other things, (i) subject to the confirmation of the High Court, all of the issued and outstanding Company Ordinary Shares shall be canceled and the holders thereof shall be allotted a number of shares of Buyer Common Stock, (ii) subject to the confirmation of the High Court, all of the issued and outstanding Company Deferred Shares shall be canceled and the holders thereof shall be allotted a number of shares of Buyer Common Stock, (iii) the Company Options shall be assumed by Buyer in exchange for newly issued Buyer Options (as defined in Section 1.1(c) hereof) (assuming the Scheme is effected), and (iv) subject to the sanction of the Scheme by the High Court, the Company shall make an issuance of the New Ordinary Shares and the New Deferred Shares (as each such term is defined in Exhibit A hereto) to Buyer, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                  ARTICLE I

                    THE ACQUISITION, INCLUDING THE SCHEME

         1.1. THE ACQUISITION. Subject to the fulfillment or waiver of the conditions set forth in Article VII hereof:

                  (a) The Company and Buyer shall, as soon as is practicable, effect the Scheme, the terms of which, in the form attached hereto as Exhibit A or in such other form as the Buyer and the Company shall mutually agree, are hereby incorporated herein by reference. The parties shall use their respective best efforts to cause the Effective Date (as defined in Exhibit A) to occur on or before September 30, 1999. The foregoing notwithstanding, if the Effective Date does not occur on or prior to September 30, 1999, the parties shall use their respective best efforts to cause the Effective Date to occur as soon as practicable thereafter. In any event, the parties shall comply with any time limits which may be specified in the Final Court Order (as defined in Section 1.2 hereof).

                  (b) The Company shall proceed in accordance with the provisions of Article V hereof to seek the agreement of the Company's shareholders and the sanction of the High Court for the Scheme and to seek the adoption by the Company and the confirmation by the High Court of the resolution as to the reduction of the capital of the Company (a "CAPITAL REDUCTION" or, together with such other resolutions, if any, as may be brought before the shareholders at a meeting duly called and held for such purpose, a "CAPITAL REDUCTION RESOLUTION," as the context may require) and, subject to such agreement, sanction, adoption and confirmation being given, shall perform all acts as are required of it by the Scheme.

                  (c) Subject to the agreement and adoption by the Company as above referred to having been procured, to the Company proceeding with the Petition as described (and defined) in Article V hereof and to the Scheme becoming effective, Buyer shall perform all acts as are expressed in the Scheme to be performed by it.

                  (d) At the Effective Time (as defined in Exhibit A hereto), pursuant to the terms of the Share Option Plan and the agreements representing the Company Options (each as defined below) and with no further action by or on behalf of the holders of the Company Options, each option to purchase Company Ordinary Shares (each a "COMPANY OPTION") issued by the Company pursuant to the Company's 1995 Share Option Plan (the "SHARE OPTION PLAN") or otherwise, outstanding and unexercised, whether or not vested or exercisable, shall be assumed by Buyer. Each Company Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option (after giving effect to the accelerated vesting provisions contained in the applicable agreements or the Share Option
Plan), the number of whole shares of Buyer Common Stock equal to the number of Company Ordinary Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Ordinary Allotment Ratio, rounded down to the nearest whole number of shares of Buyer Common Stock (a "BUYER OPTION"), and the per share exercise price of the shares of Buyer Common Stock issuable upon exercise of such Buyer Option shall be equal to the exercise price per share of Company Ordinary Shares at which such Company Option was exercisable immediately prior to the Effective Time divided by the Ordinary Allotment Ratio, rounded up to the nearest whole cent. It is the intention of the parties that any assumption of "incentive stock options" (as defined in Section 422 of the Code ("ISOS")) shall comply with Section 424 of the Code such that ISOs so assumed by Buyer shall qualify following the Effective Time as ISOs if and to the extent that such Company Options qualified as ISOs prior to the Effective Time.

                  (e) The parties acknowledge that the Company's 1996 Employee Stock Purchase Plan (the "ESPP") shall continue to operate in accordance with its terms following the execution of this Agreement, except as provided below. The Company shall not make an Offering (as defined in the ESPP) under the ESPP for any Plan Period (as defined in the ESPP) beginning on or after September 1, 1999. Effective as of one business day prior to the Effective Time, the Company shall cause the ESPP, to terminate in accordance with Section 19 of the ESPP, and no purchase rights shall be subsequently granted or exercised under the ESPP. The Company shall take all actions necessary to ensure that the ESPP will not be amended or modified in any respect after the date hereof, except to effect the terms of this Section 1.1(e).

                  (f) If, between the date of this Agreement and the Effective Time, shares of Buyer Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, or if a cash dividend thereon of more than $1.00 per share of Buyer Common Stock shall be declared with a record date within such period (a "COMMON STOCK ADJUSTMENT"), then the Ordinary Allotment Ratio shall be adjusted appropriately so as to maintain the proportional interests of the owners of American Depositary Receipts ("ADRS") evidencing American Depositary Shares of the Company (the "COMPANY ADSS") (representing underlying Company Ordinary Shares) in the outstanding shares of Buyer Common Stock in effect immediately prior to the Common Stock Adjustment.

                  (g) No fractional shares of Buyer Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any such fractional interest shall be rounded down to the next whole share and issued to any holder of such fractional share interest.

                  (h) If, between the date of this Agreement and the Effective Time, the Company ADSs shall be changed into a different number of shares or a different class of shares by reason of any reclassification, consolidation, division, subdivision or cancellation (other than the cancellation contemplated by Section 1.1(b) of this Agreement), or if a share dividend thereon shall be declared with a record date within such period (the "ADS ADJUSTMENT"), then the Ordinary Allotment Ratio in respect of the ADSs shall be adjusted appropriately so as to maintain the proportional interests of the owners of the Company ADSs in the outstanding shares of Buyer Common Stock in effect immediately prior to the ADS Adjustment.

         1.2. DELIVERY OF ORDER. As soon as practicable after the fulfillment or waiver of the conditions set forth in Article VII hereof, or on such later date as may be mutually agreed to between Buyer and the Company, the Company and Buyer will cause to be delivered to the Registrar of Companies in Dublin, Ireland, a copy of the final court order of the High Court sanctioning the Scheme and the order of the High Court confirming the Capital Reduction (the "FINAL COURT ORDER") and the minute required by
Section 75 of the Companies Act, as described in Article V hereof.

                                   ARTICLE II

                    EXCHANGE OF AMERICAN DEPOSITARY RECEIPTS
                        AND ASSUMPTION OF COMPANY OPTIONS

         2.1. APPOINTMENT OF ALLOTMENT AGENT. Buyer shall authorize a commercial bank, trust company or other financial institution, which may be the Custodian (as defined in the Deposit Agreements between the Company and the holders of ADRs (the "DEPOSIT AGREEMENT") or the Depositary (as defined in the Deposit Agreement), to act as Allotment Agent ("ALLOTMENT AGENT") for the holders of ADRs prior to the hearing on the Petition which authorization shall be subject to the approval of the Company, which approval shall not be unreasonably withheld or delayed. In accordance with and subject to the provisions of this Agreement and the Allotment Agent Agreement between Buyer and the Allotment Agent, if any, or the Deposit Agreement, as the case may be, at the Effective Time, Buyer shall deliver, or cause to be delivered, a number of shares of Buyer Common Stock equal to the Ordinary Allotment Ratio multiplied by the total number of issued and outstanding Company ADSs as of the Effective Time (together with any dividends or distributions with respect to the Buyer Common Stock, the "ALLOTMENT FUND") to the Allotment Agent. The Allotment Agent shall hold the Allotment Fund for the benefit of holders of ADRs evidencing Company ADSs. The Allotment Agent shall distribute the Allotment Fund pursuant to this Article II.

         2.2. SURRENDER AND ALLOTMENT PROCEDURE. The surrender and allotment procedure for the ADRs pursuant to the terms of the Acquisition shall be as set forth below, subject to the terms of the Deposit
Agreement(s), or as may be mutually agreed upon by the Company, the Buyer and the Depositary (as defined in Section 2.2(b) below).

                  (a) At and after the Effective Time (subject to Section 2.2(h) hereof), each holder of record of any outstanding Company ADSs shall be entitled, upon surrender to the Allotment Agent of the ADRs representing Company ADSs and such other documents as the Allotment Agent may request, to receive therefor an allotment of shares of Buyer Common Stock equal to the Ordinary Allotment Ratio multiplied by the number of Company Ordinary Shares underlying the Company ADSs evidenced by such ADRs so surrendered, as shall be more particularly provided in the Allotment Agent Agreement.

                  (b) On or before the third business day following the Effective Time, Buyer will cause the Allotment Agent to send a notice and a transmittal form to the Depositary for the Company ADSs, advising such holder of the terms of the Acquisition and the procedure for the surrender of ADRs evidencing the Company ADSs and allotment of the shares of Buyer Common Stock as provided in the Allotment Agent Agreement.

                  (c) Upon receipt from the Depositary of the completed transmittal form and the ADRs, Buyer shall cause the Allotment Agent to deliver to the Depositary the requisite number of shares of Buyer Common Stock from the Allotment Fund for distribution to the holders of the Company ADSs. Subject to the terms of the Deposit Agreement(s), Buyer shall cause the Depositary to send each holder of the Company ADSs a notice informing such holders that the Deposit Agreement(s) will terminate one year after the Effective Time and instructing each such holder to surrender the ADRs evidencing their Company ADSs to the Depositary in exchange for the allotment of shares of Buyer Common Stock. Upon receipt of such ADRs, Buyer shall cause the Depositary to deliver the number of shares of Buyer Common Stock allotted for each Company ADS received to the holders thereof.

                  (d) No dividends or other distributions declared or made with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered ADR with respect to the shares of Buyer Common Stock represented thereby until the holder of such ADR shall surrender such ADR. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such ADR, there shall be paid to the holder, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Buyer Common Stock which the holder was allotted pursuant to the Acquisition, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to the whole shares of Buyer Common Stock which the holder was allotted pursuant to the Acquisition.

                  (e) All shares of Buyer Common Stock issued upon cancellation of the Company Ordinary Shares underlying the Company ADSs in accordance with the Scheme and the terms of this Agreement (including any cash paid pursuant to Section 2.2(d) hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company ADSs.

                  (f) Neither Buyer nor the Company shall be liable to any holder of ADRs evidencing Company ADSs for any such shares of Buyer Common Stock (or dividends or distributions with respect to such shares) or cash delivered to a public official in compliance with any abandoned property, escheat or similar law.

                  (g) From the Effective Time, each ADR that, prior to the Effective Time, represented Company ADSs shall cease to be of any value and shall not entitle the holders thereof to any rights whatsoever, except to evidence the right to receive the allotment of shares of Buyer Common Stock equal to the Ordinary Allotment Ratio multiplied by the number of Company Ordinary Shares underlying the Company ADSs evidenced by such ADR. No interest shall be paid with respect to the allotments of shares of Buyer Common Stock pursuant to the Acquisition, regardless of when delivered to the holders of ADRs.

                  (h) Any portion of the Allotment Fund that remains unclaimed by the former ADR holders of the Company for one (1) year after the Effective Time shall be delivered by the Allotment Agent to Buyer, upon demand of Buyer, and any former ADR holders of the Company shall thereafter look only to Buyer for satisfaction of their claim for an allotment of shares of Buyer Common Stock in respect of Company ADSs pursuant to the terms of this Section 2.2.

                  (i) Any person claiming an ADR to have been lost, stolen or destroyed shall comply with the applicable terms of the Deposit Agreements.

         2.3.     EXCHANGE OF SHARE OPTIONS.

                  (a) As soon as practicable after the Effective Time, but no later than two business days after the Effective Time, Buyer shall inform in writing the holders of Company Options of their rights pursuant to the Share Option Plan and the agreements evidencing the grants of such Company Options shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.1(d) hereof), after giving effect to the Acquisition and the assumption by Buyer as set forth herein.

                  (b) Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Company Options assumed in accordance with
Section 1.1(d) hereof and to file all documents required to be filed to cause the shares of Buyer Common Stock issuable upon exercise of the Buyer Options to be listed on the Nasdaq National Market. Promptly after the Effective Time, but no later than one (1) day after the Effective Date, Buyer shall file a registration statement with the U.S. Securities and Exchange Commission (the "SEC") on Form S-8 (or any successor form) or another appropriate form with respect to shares of Buyer Common Stock subject to such options and Buyer shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectuses contained therein) for so long as any such options remain outstanding.

                                 ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Buyer that the statements contained in this Article III are true and correct, except as set forth in the letter delivered by the Company to Buyer on the date hereof (the "COMPANY DISCLOSURE LETTER") (which Company Disclosure Letter sets forth the exceptions to the representations and warranties contained in this Article
III). The Company Disclosure Letter shall be arranged in sections corresponding to the Sections in this Article III to which the exceptions apply and the disclosure in any such section shall qualify the other Sections in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections; PROVIDED that the Company shall use commercially reasonable efforts, including specific cross-references to the Sections, to identify the other Sections to which such disclosure applies.

         3.1. ORGANIZATION AND QUALIFICATION. Each of the Company and its Subsidiaries (as defined below) is a company (or similar entity with corporate characteristics including limited liability of shareholders) duly organized, validly existing, duly registered and, if applicable, in good standing under the laws of the jurisdiction of its organization and each such entity has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any failure would not reasonably be expected to have a Company Material Adverse Effect (as defined below). Each of the Company and its Subsidiaries is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Memorandum and Articles of Association, Certificate of Incorporation or other applicable charter document (any such document of any business entity hereinafter referred to as its "CHARTER DOCUMENT") or its Memorandum of Association, ByLaws, or other applicable governing document (any such documents of any business entity hereinafter referred to as its "GOVERNING DOCUMENT"). The Company has made available to Buyer accurate and complete copies of the respective Charter Documents and Governing Documents, as currently in effect, of each of the Company and its Subsidiaries. As used in this Agreement, the term "COMPANY MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that (i) has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that results or arises from: (A) the announcement of this Agreement or the transactions contemplated hereby and the consequences of such announcement, to the extent directly related thereto; (B) changes or conditions effecting the industry in which the Company markets its products and services generally, except to the extent such changes or conditions disproportionately affect the Company and its Subsidiaries, taken as a whole; (C) changes in general economic, regulatory or political conditions, except to the extent such changes or conditions disproportionately affect the Company and its Subsidiaries, taken as a whole; or (D) any action taken by Buyer or any of its directors, officers, employees, agents or affiliates; and PROVIDED that, a failure by the Company to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate or any other revenue or earnings predictions or expectations for any period ending on or after the date of this Agreement shall not, in and of itself, be deemed to constitute a Company Material Adverse Effect), or (ii) prevents or materially delays the Company's ability to consummate the transactions contemplated hereby. As used in this Agreement, the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

         3.2. CAPITAL STOCK OF SUBSIDIARIES. Neither the Company nor any of its Subsidiaries owns, controls or holds with the power to vote, directly or indirectly, of record, beneficially or otherwise, any share capital, capital stock or any equity or ownership interest in any company, corporation, partnership, association, joint venture, business, trust or other entity, except for the Subsidiaries described in the Company SEC Reports (as defined in Section 3.6(a) hereof) or as listed in Section 3.2 of the Company
Disclosure Letter, and except for ownership of securities in any publicly traded company held for investment by the Company or any of its Subsidiaries and comprising less than five percent of the outstanding stock of such company. Except as set forth in Section 3.2 of the Company Disclosure Letter, the Company is directly or indirectly the registered, record and beneficial owner of all of the outstanding share capital or shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of its Subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such Subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, share capital or shares of any capital stock of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any such Subsidiary is bound to issue, transfer or sell any share capital or shares of such capital stock or securities convertible into or exchangeable for such shares. Other than as set forth in Section 3.2 of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien, pledge, security interest or other encumbrance of any kind (collectively "LIENS") with respect thereto.

         3.3. CAPITALIZATION. The authorized share capital of the Company is US $187,500 divided into 75,000,000 Ordinary Shares of $0.0025 each, and IRL30,000 divided into 30,000 Deferred Shares of IRL1.00 each. As of the close of business on May 31, 1999 (the "COMPANY MEASUREMENT DATE"), (a) 39,194,170 Company Ordinary Shares were issued and outstanding, (b) 30,000 Company Deferred Shares were issued and outstanding, (c) the Company had no treasury shares within the meaning of Section 209 of the Irish Companies Act, 1990,

(d) 8,322,969 Company Ordinary Shares were reserved for issuance under the Share Option Plan and the ESPP, (e) Company Options had been granted and remain outstanding under the Share Option Plan to purchase 7,023,719 Company Ordinary Shares in the aggregate, and (f) except for the Company Options and rights to the issuance of 367,954 Company Ordinary Shares in the aggregate under the ESPP, there are no outstanding Rights (defined below). Since the Company Measurement Date, no additional shares in the Company have been issued, except pursuant to the exercise of Company Options and the ESPP and no Rights have been granted. Except as described in the preceding sentence, the Company has no outstanding bonds, debentures, notes or other securities or obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote on any matter on which any shareholder of the Company has a right to vote. All issued and outstanding Company Ordinary Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights which obligate the Company or any of its Subsidiaries to issue, exchange, transfer or sell any shares in the capital of the Company or any of its Subsidiaries other than Company Ordinary Shares issuable pursuant to Company Options and the ESPP, or awards granted pursuant thereto (collectively, "RIGHTS"). As of the Company Measurement Date, there were no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the capital of the Company or any of its Subsidiaries. As of the Company Measurement Date, there were no outstanding contractual obligations of the Company to vote or to dispose of any shares in the capital of any of its Subsidiaries.

         3.4. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Company Option Agreement, subject to obtaining the necessary approvals of its shareholders and of the High Court as referred to in Section 3.5(b)(i)(B) hereof, under applicable law. The execution and delivery of this Agreement and the Company Option Agreement and the consummation of the Scheme and other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Company Option Agreement or to consummate the Scheme or other transactions contemplated hereby and thereby (other than approvals by the Company's shareholders required by applicable law, and the making of the Final Court Order). This Agreement and the Company Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Buyer, each constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles.

         3.5.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 3.5(b) hereof, neither the execution and delivery of this Agreement or the Company Option Agreement by the Company nor the consummation of the Scheme or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (x) their respective Charter Documents or Governing Documents, (y) any note, bond, charge, lien, pledge, mortgage, indenture or deed of trust to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such Subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (y) and (z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any court, commission, governmental body, regulatory authority, agency or tribunal wherever located (a "GOVERNMENTAL ENTITY") is required to be obtained, made or given by the Company in connection with the execution and delivery of this Agreement or the Company Option Agreement or the consummation by the Company of the Scheme or other transactions contemplated hereby except (i) (A) the making of the Order by the High Court pursuant to Sections 201(1) of the Companies Act and the making of the Final Court Order or such other orders or judgments as may be required under Irish law, (B) the delivery and, to the extent applicable, registration of the Final Court Order or such other orders or judgments as may be required under Irish law, and the minute required by Section 75 of the Companies Act, to the Registrar of Companies in Dublin, Ireland, (C) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (D) in connection with the applicable requirements of the Irish Mergers, Take-overs and Monopolies (Control) Act, 1978, as amended (the "IRISH CONTROL ACT"), (E) in connection with the applicable requirements of the Australian Foreign Acquisitions and Takeovers Act (the "AUSTRALIAN TAKEOVERS ACT"), (F) in connection with the applicable requirements of the Investment Canada Act, (G) in connection with the applicable requirements of the Competition Act (Canada), (H) the filing of the Proxy Statement (as defined in Section 6.2 below) with the SEC in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), or (I) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States and Ireland, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.6.     COMMISSION FILINGS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1996 to the date hereof (collectively, as supplemented and amended since the time of filing, the "COMPANY SEC REPORTS") with the SEC. The Company SEC Reports (i) were prepared in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT") and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Company SEC Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

                  (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in such Company SEC Reports (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments).

                  (c) Except as set forth in the Company SEC Reports or in
Section 3.6(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise whether due or to become due, known or unknown, except (i) the liabilities recorded on the Company's consolidated balance sheet at March 31, 1999 (the "BALANCE SHEET") included in the financial statements referred in Section 3.6(a) hereof and the notes thereto, (ii) liabilities or obligations incurred since March 31, 1999 (whether or not incurred in the ordinary course of business and consistent with past practice) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (iii) liabilities that would not be required by United States generally accepted accounting principles to be disclosed in financial statements or in the notes thereto.

         3.7.     ABSENCE OF CHANGES OR EVENTS. Except as set forth in
Section 3.7 of the Company Disclosure Letter or in the Company's SEC Reports, since March 31, 1999 through the date of this Agreement, the Company and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Company Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

         3.8. LITIGATION. Except as disclosed in the Company SEC Reports or as set forth in Section 3.8 of the Company Disclosure Letter, there is no
(i) claim, action, suit or proceeding pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity, or (ii) outstanding judgment, order, writ, injunction or decree (collectively, "ORDERS"), or application, request or motion therefor, of any Governmental Entity in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary is in default in any material respect with respect to any such Order.

         3.9. TITLE TO PROPERTIES. The Company does not own any real property. The Company has heretofore made available to Buyer correct and complete copies of all material leases, subleases and other agreements (collectively, the "REAL PROPERTY LEASES") under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility (the "LEASED REAL PROPERTY"), including without limitation all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or except as otherwise set forth in Section 3.9 of the Company Disclosure Letter, (i) the Company or one of its Subsidiaries has a valid leasehold interest in each parcel of Leased Real Property free and clear of all Liens except permitted liens and each Real Property Lease is in full force and effect, (ii) all rent and other sums and charges due and payable by the Company or its Subsidiaries as tenants thereunder are current in all material respects, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease, (iv) the Company or one of its Subsidiaries is in actual possession of each Leased Real Property and is entitled to quiet enjoyment thereof in accordance with the terms of the applicable Real Property Lease, and (v) the Company and its Subsidiaries own outright all of the personal property (except for leased property or assets for which it has a valid and enforceable right to use) which is reflected on the Balance Sheet, except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice.

         3.10. CERTAIN CONTRACTS. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of (i) any agreement, contract or commitment required to be filed as an exhibit to the Company SEC Reports (including any agreements, contracts or commitments entered into since March 31, 1999 that are required to be filed by the Company with the SEC in any report covering the period ending June 30, 1999), (ii) any agreements, contracts or commitments with customers of the Company pursuant to which the Company recognized revenues in excess of $3,000,000 for the twelve-month period ended May 31, 1999, or (iii) any agreements, contracts or commitments containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person (as defined in Section 9.5 hereof), or that include any exclusivity provision or involve any restriction on the geographic area in which the Company or any of its Subsidiaries may carry on its business (collectively, "COMPANY MATERIAL CONTRACTS"), in such a manner as, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.10 of the Company Disclosure Letter lists each Company Material Contract described in clauses (ii) and (iii) of the preceding sentence. Each Company Material Contract that has not expired by its terms is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), except where the failure of such Contract to be in full force and effect or to be legal, valid, binding or enforceable against the Company and/or its Subsidiaries has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Letter, no consent, approval, waiver or authorization of, or notice to any Person is needed in order that each such Company Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the Scheme and the other transactions contemplated by this Agreement.

         3.11. COMPLIANCE WITH LAW. All activities of the Company and its Subsidiaries have been, and are currently being, conducted in compliance in all material respects with all applicable Irish, Canadian, Australian, United States federal, state and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by the Company of any claims filed against the Company alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in the Company SEC Reports. The Company and its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         3.12.    INTELLECTUAL PROPERTY RIGHTS.

                  (a) The Company and its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted, or planned to be conducted, the absence of which would be reasonably likely to have a Company Material Adverse Effect (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"). The Company and its Subsidiaries have taken all reasonably necessary action to protect the Company Intellectual Property Rights, including without limitation, use of reasonable secrecy measures to protect the trade secrets included in the Company Intellectual Property Rights.

                  (b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks, copyrights or trade secrets ("COMPANY THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"), including software that is used in the manufacture of, incorporated in, or forms a part of any product sold by or expected to be sold by the Company or any of its Subsidiaries, the breach of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

                  (c) All patents, registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries, the loss or invalidity of which would reasonably be expected to cause a Company Material Adverse Effect, are valid and subsisting. The Company (i) has not been sued in any suit, action or proceeding, or received in writing any claim or notice, which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (ii) has no Knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement in the cases of clause (i) and
(ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (d) Except as set forth in the Company SEC Reports, to the Knowledge of the Company, the software products offered by the Company, and all software and hardware used by the Company or any of its Subsidiaries in the ordinary course of business, is Year 2000 Ready, except to the extent any such failure to be Year 2000 Ready would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As used herein, "YEAR 2000 READY" shall mean the ability of the software products offered by the Company and the hardware and software used by the Company or its Subsidiaries to provide the following functions:

                           (i) consistently handle date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

                           (ii) function accurately in accordance with all documentation without interruption before, during and after January 1, 2000, without any change of operations associated with the advent of the new century;

                           (iii) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

                           (iv) store and provide output of date information in ways that are unambiguous as to century.

         3.13.    TAXES.

                  (a) "TAX" or "TAXES" shall mean all Irish, Canadian, Australian or United States federal, state, provincial or local taxes and any other applicable duties, levies, fees, charges and assessments that are in the nature of a tax, including income, gross receipts, property, sales, use, license, excise, franchise, ad valorem, value-added, transfer, social security payments, and health taxes and any deductibles relating to wages, salaries and benefits and payments to subcontractors for any jurisdiction in which the Company or any of its Subsidiaries does business (to the extent required under applicable Tax law), together with all interest, penalties and additions imposed with respect to such amounts.

                  (b) Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

                           (i) the Company and its Subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all franchise, income and all other material Tax returns and reports required to be filed on or before the Effective Time (collectively "RETURNS"), taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries;

                           (ii) all Taxes of the Company and its Subsidiaries shown on such Returns or otherwise known by the Company to be due or payable have been timely paid in full to the proper authorities, other than such Taxes as are being contested in good faith by appropriate proceedings or which are adequately reserved for in accordance with generally accepted accounting principles;

                           (iii)  all deficiencies resulting from Tax
         examinations of income, sales and franchise and all other material Returns filed by the Company and its Subsidiaries in any jurisdiction in which such Returns are required to be so filed have either been paid or are being contested in good faith by appropriate proceedings;

                           (iv) no deficiency has been asserted or assessed against the Company or any of its Subsidiaries which has not been satisfied or otherwise resolved, and no examination of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened for any material amount of Tax by any taxing authority;

                           (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Return has been requested, which Return has not since been filed;

                           (vi) all Returns filed by the Company and its Subsidiaries are correct and complete or adequate reserves have been established with respect to any additional Taxes that may be due (or may become due) as a result of such Returns not being correct or complete;

                           (vii) to the Knowledge of the Company, no Tax liens have been filed with respect to any Taxes;

                           (viii) neither the Company nor any of its Subsidiaries have made, and none will make, any voluntary adjustment by reason of a change in their accounting methods for any pre-Scheme period, or any election, that would affect the taxable income or deductions of the Company or any of its Subsidiaries for any period ending after the Effective Date;

                           (ix) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees;

                           (x) the Company and its Subsidiaries are not parties to any Tax sharing or Tax matters agreement;

                           (xi)   neither the Company nor any of its
         Subsidiaries is liable for any recapture or clawback of any relief or exemption from Tax howsoever arising (including the entering into and the consummation of the Acquisition), and whether by virtue of any act or omission by the Company or any of its Subsidiaries or by any other person or persons; and

                           (xii) neither the Company nor any of its Subsidiaries is liable to be assessed for or made accountable for any Tax for which any other person or persons may be liable to be assessed or made accountable whether by virtue of the entering into or the consummation of the Acquisition or by virtue of any act or acts done by or which may be done by or any circumstance or circumstances involving or which may involve any other person or persons.

                  (c) The Company and its Subsidiaries are not parties to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by reason of the Acquisition.

                  (d) Section 3.13(d) of the Company Disclosure Letter lists each material tax incentive to which the Company is entitled on the date hereof under the laws of the Republic of Ireland, the period for which such tax incentive applies, and the nature of such tax incentive. The Company has complied in all material respects with all requirements of Irish law to be entitled to claim such tax incentives.

         3.14.    EMPLOYEES.

                  (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, arrangement or labor contract with a labor union or labor organization, whether formal or otherwise. There is no labor strike, slowdown or stoppage pending (or, to the Knowledge of the Company or any of its Subsidiaries, any unfair labor practice complaints or labor disturbances which are pending or threatened) against the Company or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) Within one year preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has given notice of any redundancies to the Irish Minister for Enterprise, Trade and Employment, or started consultations with any trade union, under part II of the Irish Protection of Employment Act, 1977 or regulation 7 of the European Communities (Safeguarding of Employee's Rights on the Transfer of Undertakings) Regulations, 1980.

         3.15.    EMPLOYEE BENEFIT PLANS.

                  (a) The Company Disclosure Letter, under the caption referencing this Section 3.15(a), lists all material retirement and pension plans, schemes, practices or arrangements of any kind, whether written or oral, maintained by the Company or its Subsidiaries (now or in the past) or to which the Company or its Subsidiaries makes or has made contributions (other than required solely by statute or regulation) (collectively the "PENSION SCHEMES"). The Company Disclosure Letter, under the caption referencing this Section 3.17(a), lists all material incentive compensation, deferred compensation, profit sharing, stock purchase, stock option, life, health, disability or other insurance plans, severance or separation plans and any other employee benefit plans or practices or arrangements of any kind, whether written or oral, maintained by the Company or its Subsidiaries (now or in the past) or to which the Company or its Subsidiaries makes or has made contributions (other than required solely by statute or regulation) (collectively the "EMPLOYEE BENEFIT PLANS"). Other than the Pension Schemes and Employee Benefit Plans, there are no material arrangements (other than required solely by statute or regulation) to which the Company or its Subsidiaries contributes, or has contributed, or may become liable to contribute under which benefits of any kind are payable to or in respect of the employees of the Company or its Subsidiaries on retirement, death, or in the event of disability or sickness, termination of employment, or in other similar circumstances.

                  (b) The Company has made available to Buyer true and correct copies (as amended through the date hereof) of all documents constituting or relating to all Pension Schemes and Employee Benefit Plans.

                  (c) None of the benefits under a Pension Scheme or Employee Benefit Plan has been materially augmented since March 31, 1999, nor will the Company or its Subsidiaries make any commitments to augment materially any such benefits. Except as described in the Company Disclosure Letter under the caption referencing this Section 3.15(c), no condition, agreement or plan provision or, with respect to the jurisdictions in which the Company's employees are located, rule of law, statute or common law doctrine of "acquired rights" materially limits the right of the Company or its Subsidiaries to amend, cut back or terminate any Pension Scheme or Employee Benefit Plan, nor will the transaction contemplated by this Agreement materially limit the right of the Company, its Subsidiaries, or the Buyer to amend, cut back or terminate any Pension Scheme or Employee Benefit Plan.

                  (d) The Company and each of its Subsidiaries has not received any notice or directive that it has not complied with all material provisions of the Pension Schemes applicable to it and has no Knowledge of any reason why the tax exempt (or favored) status, if any, of any of the Pension Schemes or Employee Benefit Plans might be withdrawn.

                  (e) There are not in respect of any Pension Scheme or Employee Benefit Plan or the benefits thereunder any actions, suits or claims pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened (other than routine claims for benefits or such actions, suits or claims that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect).

                  (f) Where applicable, except where any failure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all contributions to each Pension Scheme have at all times been made in accordance with the recommendations of the actuary to that Pension Scheme, (ii) a proper accrual has been made for those contributions which are due to each Pension Scheme or Employee Benefit Plan on or before the Effective Date, (iii) each of the Pension Schemes is fully funded on an accrued benefits basis, and (iv) the contributions and expenses payable to the Pension Schemes have been applied in accordance with the provisions thereof and the trusts upon which they are to be held.

                  (g) With respect to any Pension Scheme or Employee Benefit Plan that is subject to the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (i) there have been no prohibited transactions, except those that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries, directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, have committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the plans which would subject the Company, Subsidiary, Buyer, or any of its directors, officers or employees to any liability under ERISA or any applicable law, except any breach that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (h) The Company does not contribute (and has not ever contributed) to any multiemployer plan, as defined in Section 3(37) of ERISA. Neither the Company nor its Subsidiaries has any potential liability for death or medical benefits after separation from employment other than (i) death benefits under the employee benefit plans or programs set forth under the caption referencing this Section 3.15 in the Company Disclosure Letter and (ii) health care continuation benefits (COBRA benefits) described in
Section 601 et. seq. of ERISA or other applicable state law.

         3.16.    ENVIRONMENTAL MATTERS.

                  (a) The Company and its Subsidiaries (i) have been in compliance and are presently complying with all applicable health, safety and Environmental Laws, and (ii) have obtained all material permits, licenses and authorizations which are required under all applicable health, safety and Environmental Laws and are in compliance in all material respects with such permits, licenses and authorizations, except for such failures to comply or to obtain permits, licenses or authorizations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Company Current SEC Filings or as set forth in Section 3.16 of the Company Disclosure Letter, to the Knowledge of the Company or any of its Subsidiaries, (i) none of the Leased Real Property (including without limitation soils and surface and ground waters) are contaminated with any Hazardous Materials in quantities which require investigation or remediation under Environmental Laws, (ii) neither the Company nor any of its Subsidiaries is liable for any off-site contamination, and (iii) there is no environmental matter which could reasonably be expected to expose the Company or any of its Subsidiaries to a claim to clean-up any Hazardous Materials or otherwise to remedy any pollution or damage at any of the properties utilized in the Company's business under any Environmental Laws.

                  (b) For purposes of this Agreement, the term (i) "ENVIRONMENTAL LAWS" means all applicable Irish, Canadian, Australian, United States federal, state, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable Irish, Canadian, Australian, United States federal, state, local and other foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement), and (ii) "HAZARDOUS MATERIALS" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Irish, Canadian, Australian, United States federal, state, local or other foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Company or any of its Subsidiaries to any imposition of costs or liability under any Environmental Law.

         3.17. FINDERS OR BROKERS. Except for Morgan Stanley Dean Witter, whose fees will be paid by the Company, none of the Company, the Subsidiaries of the Company, the Board of Directors of the Company or any member of such Board of Directors has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Scheme or the other transactions contemplated hereby.

         3.18. BOARD RECOMMENDATION. The Board of Directors of the Company has, at a meeting of such Board duly held on June 18, 1999, approved and adopted this Agreement, the Scheme, the Company Option Agreement and the other transactions contemplated hereby, determined that the Scheme is fair to the shareholders of the Company and recommended that the shareholders of the Company approve the Scheme and the other transactions contemplated hereby, and has not rescinded or modified in any respect any of such actions.

         3.19. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Morgan Stanley Dean Witter dated the date of this Agreement, to the effect that, as of such date, the Ordinary Allotment Ratio is fair, from a financial point of view, to the holders of Company Ordinary Shares.

         3.20 TAX MATTERS. Neither the Company nor, to its Knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Buyer, or any of its affiliates) would prevent the business combination to be effected by the Acquisition from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Company that the statements contained in this Article IV are true and correct.

         4.1. ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing, duly registered and in good standing under the laws of the State of Minnesota, with the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where any failure would not have a Buyer Material Adverse Effect (as defined below). Buyer is duly qualified or licensed to carry on its business as it is now being conducted, and is qualified to conduct business, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified that would not, individually or in the aggregate, have, or would not reasonably be expected to have, a Buyer Material Adverse Effect. Buyer is not in violation of any of the provisions of its Charter Document or its Governing Document. As used in this Agreement, the term "BUYER MATERIAL ADVERSE EFFECT" means any change, effect, event or condition that (i) has a material adverse effect on the business, results of operations or financial condition of Buyer and its Subsidiaries, taken as a whole (other than any such change, effect, event or condition that results or arises from: (A) the announcement of this Agreement or the transactions contemplated hereby and the consequences of such announcement, to the extent directly related thereto; (B) changes or conditions effecting the industry in which Buyer markets its products and services generally, except to the extent such changes or conditions disproportionately affect Buyer and its Subsidiaries, taken as a whole; (C) changes in general economic, regulatory or political conditions, except to the extent such changes or conditions disproportionately affect Buyer and its Subsidiaries, taken as a whole; or (D) any action taken by the Company or any of its directors, officers, employees, agents or affiliates; and PROVIDED that, a failure by Buyer to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimate or any other revenue or earnings predictions or expectations for any period ending on or after the date of this Agreement shall not, in and of itself, be deemed to constitute a Buyer Material Adverse Effect), or (ii) prevents or materially delays Buyer's ability to consummate the transactions contemplated hereby.

         4.2. CAPITALIZATION. The authorized capital stock of Buyer consists of 310,000,000 shares, divided into 300,000,000 shares of Buyer Common Stock and 10,000,000 shares of Preferred Stock, no par value. As of the close of business on June 18, 1999 (the "Buyer Measurement Date"), (a) 135,636,594 shares of Buyer Common Stock were issued and outstanding, (b) no shares of Preferred Stock were issued and outstanding, (c) 25,400,846 shares of Buyer Common Stock were reserved for issuance under the stock-based benefit plans of the Buyer (the "BUYER STOCK PLANS"), (d) Buyer Options had been granted and remain outstanding under the Buyer Stock Plans to purchase 12,932,216 shares of Buyer Common Stock in the aggregate, and (e) except for the Buyer Options, rights to acquire shares of Buyer Common Stock under Buyer's Employee Stock Purchase Plan (the "BUYER ESPP") and rights to acquire shares of Buyer Common Stock pursuant to the Second Amended and Restated Rights Agreement, dated as of November 28, 1995, between Buyer and Norwest Bank, Minnesota, National Association (the "BUYER SRP PLAN"), there are no outstanding Buyer Rights (as defined below). Since the Buyer Measurement Date, no additional shares of Buyer Common Stock have been issued and are outstanding, except pursuant to the exercise of Buyer Options and the Buyer ESPP, and no Buyer Rights have been granted (other than additional Buyer SRP Rights issued upon the issuance of shares of Buyer Common Stock). All issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights created by the Minnesota Business Corporation Act or Buyer's Charter Document or Governing Document. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights which obligate Buyer or any of its Subsidiaries to issue, exchange, transfer or sell any shares of capital stock of Buyer or any of its Subsidiaries, other than shares of Buyer Common Stock issuable under the Buyer Stock Plans and the Buyer ESPP, or awards granted pursuant thereto, and other than Buyer SRP Rights issued upon the issuance of additional shares of Buyer Common Stock (collectively, "BUYER RIGHTS"). As of the Buyer Measurement Date, there were no outstanding contractual obligations of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any of its Subsidiaries. As of the Buyer Measurement Date, there were no outstanding contractual obligations of Buyer to dispose of any shares of capital stock of any of its Subsidiaries.

         4.3. AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Company Option Agreement, subject to obtaining the necessary approval of the High Court referred to in Article V hereof, under applicable law. The execution and delivery by Buyer of this Agreement and the Company Option Agreement, and the consummation of the Scheme and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Company Option Agreement have been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement and the Company Option Agreement by the Company, is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors rights generally or by general equitable principles. The shares of Buyer Common Stock to be issued by Buyer and allotted pursuant to the Acquisition, as well as the Buyer Options and the shares of Buyer Common Stock to be issued upon exercise thereof: (i) have been duly authorized, and, when issued in accordance with the terms of the Scheme and this Agreement, will be validly issued, fully paid and nonassessable and will not be subject to preemptive rights, (ii) will, when issued in accordance with the terms of the Scheme and this Agreement, be registered or exempt from registration under the Securities Act, and registered or exempt from registration under applicable United States "Blue Sky" laws and (iii) will, when issued in accordance with the terms of the Scheme and this Agreement, be listed on the Nasdaq National Market.

         4.4.     NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) Neither the execution, delivery or performance of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, nor compliance by Buyer with any provision hereof will (i) conflict with or result in a breach of any provision of the Charter Documents or Governing Documents of Buyer, (ii) cause a default (or give rise to any right of termination, cancellation or acceleration or loss of a material benefit under, or result in the creation of any lien, charge or other encumbrance upon any of the properties of Buyer under any of the terms, conditions or provisions of any note, bond, mortgage or indenture, or any other material instrument, obligation or agreement to which Buyer is a party or by which its properties or assets may be bound or (iii) violate any law applicable to Buyer or binding upon any of its properties, except for, in the case of clauses (ii) and (iii), such defaults or violations which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

                  (b) No filing or registration with or notification to and no permit, authorization, consent or approval of any Governmental Entity is required to be obtained, made or given by Buyer in connection with the execution and delivery of this Agreement or the consummation by Buyer of the Scheme or other transactions contemplated hereby except (i) (A) the making of the Order by the High Court pursuant to Section 201(1) of the Companies Act and the making of the Final Court Order or such other orders or judgments as may be required under Irish law, (B) the delivery and, to the extent applicable, registration of the Final Court Order or such other orders or judgments as may be required under Irish law, and the minute required by
Section 75 of the Companies Act, to the Registrar of Companies in Dublin, Ireland, (C) in connection with the applicable requirements of the HSR Act,
(D) in connection with the applicable requirements of the Irish Control Act,
(E) in connection with the applicable requirements of the Australian Takeovers Act, (F) in connection with the applicable requirements of the Investment Canada Act, (G) in connection with the applicable requirements of the Competition Act (Canada), (H) the issuance of a "no action" letter by the SEC or the filing of a Registration Statement on Form S-4 with the SEC, in accordance with the Securities Act, as further described in Section 6.3 hereof, or (I) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any country other than the United States and the Republic of Ireland, or (ii) where the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

         4.5.     COMMISSION FILINGS; FINANCIAL STATEMENTS.

                  (a) Buyer has filed all forms, reports, schedules, statements and other documents required to be filed by it since October 31, 1996 to the date hereof (collectively, as supplemented and amended since the time of filing, the "BUYER SEC REPORTS") with the SEC. The Buyer SEC Reports
(i) were prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Buyer SEC Report filed prior to the date of this Agreement which was superseded by a subsequent Buyer SEC Report filed prior to the date of this Agreement.

                  (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer and its Subsidiaries included or incorporated by reference in such Buyer SEC Reports have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and present fairly, in all material respects, the financial position and results of operations and cash flows of Buyer and its Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except, in the case of all such financial statements that are interim financial statements, for normal year-end adjustments).

         4.6. ABSENCE OF CHANGES OR EVENTS. Except as set forth in the Buyer SEC Reports, since April 30, 1999 through the date of this Agreement, Buyer and its Subsidiaries have not incurred any liability or obligation that has resulted or would reasonably be expected to result in a Buyer Material Adverse Effect, and there has not been any change in the business, financial condition or results of operations of Buyer or any of its Subsidiaries which has had, or is reasonably expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and Buyer and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices.

         4.7. LITIGATION. Except as disclosed in the Buyer SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the Knowledge of Buyer, threatened against or relating to Buyer or any of its Subsidiaries before any Governmental Entity, or (ii) outstanding Orders, or application, request or motion therefor, of any Governmental Entity in a proceeding to which Buyer, any Subsidiary of Buyer or any of their respective assets was or is a party except actions, suits, proceedings or Orders that, individually or in the aggregate, has had or would reasonably be expected to have a Buyer Material Adverse Effect, and Buyer nor any Subsidiary is in default in any material respect with respect to any such Order.

         4.8. COMPLIANCE WITH LAW. All activities of Buyer have been, and are currently being, conducted in compliance in all material respects with all applicable United States federal, state and local and other foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, Orders and other similar items of any court or other Governmental Entity or any nongovernmental self-regulatory agency, and no notice has been received by Buyer of any claims filed against Buyer alleging a violation of any such laws, regulations or other requirements which would be required to be disclosed in the Buyer SEC Reports. Buyer has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

         4.9. FINDERS OR BROKERS. Except for Credit Suisse First Boston, whose fees will be paid by Buyer, none of Buyer, the Subsidiaries of Buyer, the Board of Directors of Buyer or any member of such Board of Directors has employed any agent, investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Scheme or the other transactions contemplated hereby.

         4.10 TAX MATTERS. Neither Buyer nor, to its Knowledge, any of its affiliates has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the business combination to be effected by the Acquisition from constituting a transaction qualifying as a reorganization within the meaning of Section 368 of the Code.

                                    ARTICLE V

                               REQUIRED APPROVALS

         5.1.     SHAREHOLDER AND COURT APPROVALS.

                  (a) Promptly following the date of this Agreement, the Company undertakes to take appropriate action to prepare and issue proceedings in the High Court requesting the High Court to order that a meeting or meetings of the Company's shareholders be convened at the earliest practicable date for the purpose of considering and approving (if they deem fit) the Scheme (the "COURT MEETINGs"), which shall have been recommended for approval by the Company's Board of Directors consistent with its fiduciary obligations.

                  (b) For the purpose of considering and (if thought fit) of approving the Scheme, the Company shall, as soon as practicable subsequent to the issuance by the High Court of any directions in that respect, take the necessary action to convene the Court Meetings, in accordance with the directions of the High Court.

                  (c) For the purpose of considering and (if thought fit) adopting the Capital Reduction Resolution, the Company shall, take the necessary action to convene an extraordinary general meeting of the shareholders of the Company (the "Extraordinary Meeting") to take place immediately following the Court Meetings.

                  (d) Subsequent to approval of the Scheme at the Court Meetings (the "COURT MEETING APPROVAL"), by the requisite votes required under Section 201(3) of the Companies Act ("SECTION 201") and the adoption of the Capital Reduction Resolution by the shareholders at the Extraordinary Meeting, the Company shall as soon as practicable, but not later than five
(5) days (plus such additional time as Buyer may require for what is provided at paragraph (f) below) after such vote has been taken, present a petition or petitions (the "PETITION") and issue a notice of motion for directions and file any grounding affidavits required requesting the High Court to issue directions in relation to the date to be fixed for the hearing of the Petition and for an order of the High Court directing the manner of advertisement of the hearing of the Petition and for such further and other orders as the High Court deems fit. The Company shall as soon as practicable thereafter proceed with the Petition for the purpose of obtaining the Final Court Order.

                  (e) As soon as practicable subsequent to the Petition hearing and the making of the Final Court Order and the satisfaction or waiver of all Closing conditions set forth in Article VII hereof, the Company and Buyer shall deliver a copy of the Final Court Order and the minute required by Section 75 of the Companies Act to the Registrar of Companies in Dublin, Ireland (the "FILING").

                  (f) Drafts, and final forms, of all documents to be filed with the High Court, including those documents referred to in paragraphs (a) to (d) of this Section 5.1, shall be reviewed and approved by Buyer and Buyer's counsel prior to the filing thereof by the Company, such approval not to be unreasonably withheld or delayed. The Company shall consult with Buyer regarding the conduct of all court proceedings and shall advise Buyer's counsel of the dates of any hearings.

                  (g) Buyer shall be represented in the High Court by solicitors or counsel on the hearing of the Petition and any other hearings, and shall give such undertakings, subject to the Scheme becoming effective, as are required by the High Court for the purposes of assuring that Buyer shall perform those acts which the Scheme, in the form attached hereto as Exhibit A or in such other form as the Buyer and the Company shall mutually agree, provides that it shall perform.

                  (h) In connection with the Court Meetings and the Extraordinary Meeting, subject to Section 6.6(b) hereof, the Company will duly solicit the vote of the shareholders of the Company for their respective approvals, as set forth above in this Section 5.1, by mailing or delivering to each such shareholder the Proxy Statement referred to in
Section 6.2 hereof, after the High Court has ordered a meeting to be convened.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

         6.1. CONDUCT OF BUSINESS OF THE COMPANY PENDING THE ACQUISITION. Except as contemplated by this Agreement or as expressly agreed to in writing by Buyer, during the period from the date of this Agreement to the earlier of
(i) the termination of this Agreement or (ii) the Effective Time, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use commercially reasonable efforts consistent with past practice and policies to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Buyer:

                  (a) amend any of its Charter Documents or Governing Documents;

                  (b) authorize for issuance, issue, sell, deliver, grant any options or warrants for, or otherwise agree or commit to issue, sell, deliver, pledge, dispose of or otherwise encumber any shares of any class of its share capital or any securities convertible into shares of any class of its share capital, except (i) pursuant to and in accordance with the terms of Company Options outstanding on the Measurement Date or granted pursuant to clause (iii) below, (ii) pursuant to the ESPP in accordance with the terms of
Section 1.1(d) hereof, or (iii) the grant of Company Options consistent with past practices to new employees, which Company Options will represent, in the aggregate, the right to acquire no more than 75,000 Company Ordinary Shares;

                  (c) except as set forth in Section 6.1(c) of the Company Disclosure Letter, subdivide, cancel, consolidate or reclassify any shares of its share capital, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its share capital, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital or purchase, redeem or otherwise acquire any shares of its own share capital or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement, or register any shares of its share capital for trading on the Irish Stock Exchange;

                  (d) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company); or (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company);

                  (e) except as otherwise expressly contemplated by this Agreement, (i) increase in any manner the compensation of (A) any employee (other than those described in clause (i)(B) hereof), except in the ordinary course of business consistent with past practice and current market conditions or (B) any of its directors or executive officers, except in the ordinary course of business, consistent with past practice and after consultation with Buyer, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into, amend or agree to enter into or amend any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required to comply with law or under currently existing agreements, plans or arrangements or with respect to employees, in the ordinary course of business consistent with past practice; (iii) grant any rights to receive any severance or termination pay to, or enter into or amend any employment or severance agreement with, any employee or any of its directors or officers except as required pursuant to (A) the Employment Agreement, dated as of January 4, 1999, by and between the Company, its Subsidiaries and John J. Kiley (the "KILEY AGREEMENT"), (B) the Employment Agreement, dated as of August 1, 1997, by and between the Company, its Subsidiaries and John J. Boyle III (the "BOYLE AGREEMENT"), which agreements shall not be amended, or by applicable law; or (iv) except as may be required (A) to comply with applicable law or (B) as permitted by paragraph (b)(iii) of this Section 6.1, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, share purchase, share option, share appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; PROVIDED, HOWEVER, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

                  (f) except as otherwise expressly contemplated by this Agreement, enter into, amend in any material respect or terminate any Company Material Contracts other than in the ordinary course of business consistent with past practice;

                  (g) sell, lease, license, mortgage or dispose of any of its properties or assets, other than (i) transactions in the ordinary course of business consistent with past practice and (ii) sales of assets, for the fair market value thereof, which sales do not individually or in the aggregate exceed $2,000,000 and, in the case of both clauses (i) and (ii), except as may be required or contemplated by this Agreement;

                  (h) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the acquisition of assets that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

                  (i) except as set forth in Section 6.1(i) of the Company Disclosure Letter, alter (through merger, liquidation, reorganization, restructuring or in any fashion) the corporate structure or ownership of the Company or any Subsidiary;

                  (j) authorize or commit to make any material capital expenditures not reflected in the budget previously provided in writing by the Company to Buyer (the "COMPANY CAPEX BUDGET"), other than capital expenditures incurred in the ordinary course of business and consistent with past practices, which ordinary course expenditures, together with the capital expenditures reflected in the Company CapEx Budget, will not exceed, in the aggregate 115% of the Company CapEx Budget;

                  (k) make any change in the accounting methods or accounting practices followed by the Company, except as required by generally accepted accounting principles or applicable law;

                  (l) make any election under Irish, United States, Canadian or Australian Tax law which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

                  (m) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except if required by applicable law or regulation;

                  (n) knowingly take any action (except any action that the Company is required to take by Buyer or by this Agreement) that (without regard to any action taken or agreed to be taken by Buyer or any of its Affiliates) would prevent Buyer from accounting for the business combination to be effected by the Acquisition as a pooling-of-interests;

                  (o) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) requiring a payment by the Company or its Subsidiaries in excess of $2,000,000 without the consent of Buyer, which consent shall not be unreasonably withheld or delayed;

                  (p) except as set forth in Section 6.1(p) of the Company Disclosure Letter, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports or incurred in the ordinary course of business consistent with past practice; or

                  (q) authorize, recommend, propose, agree or announce an intention to do any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; PROVIDED, HOWEVER, that nothing contained herein shall limit the ability of Buyer to exercise its rights under the Company Option Agreement.

         6.2. PROXY STATEMENT. The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement and form of proxy in connection with the vote of the Company's shareholders with respect to the Scheme, the Capital Reduction Resolution, and such other resolutions, if any, as may be brought before the shareholders at the Court Meetings and the Extraordinary Meeting (such proxy statement together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to Company's shareholders, is called the "PROXY STATEMENT"). The Company will use all commercially reasonable efforts to cause the Proxy Statement to be mailed to shareholders of the Company at the earliest practicable date following the giving by the High Court of directions in that respect, shall request the Depositary in writing to notify holders of the ADRs of the Court Meetings and the Extraordinary Meeting and to mail the Proxy Statement to the holders of the ADRs, and shall use all commercially reasonable efforts to hold the Court Meetings and the Extraordinary Meeting as soon as practicable following those directions. The Proxy Statement will, when prepared pursuant to this Section 6.2 and mailed to the Company's shareholders, comply in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement shall not include any untrue statement (other than written statements supplied by Buyer in writing specifically for inclusion in the Proxy Statement, as to which the Company shall not be responsible) of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. The written statements supplied by Buyer specifically for inclusion in the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the Proxy Statement, to the extent that such recommendations are consistent with the fiduciary obligations of the Board of Directors of the Company and to the extent permitted by applicable laws, including the Companies Acts 1963-1990 of Ireland, the Company's Board of Directors shall state that it recommends that the Company's shareholders approve the Scheme and the Capital Reduction Resolution. The Proxy Statement shall be reviewed and approved by Buyer and Buyer's counsel prior to the mailing of such Proxy Statement to the Company's shareholders, such approval not to be unreasonably withheld or delayed.

         6.3 PREPARATION OF NO ACTION REQUEST OR FORM S-4; BLUE SKY LAWS. As promptly as practicable after the date hereof, Buyer and the Company shall prepare and file with the SEC a "no action" request letter seeking an exemption from the registration requirements of the Securities Act with respect to Buyer Common Stock to be issued in the Acquisition, and any other documents required as mutually agreed by Buyer and Company to be necessary to discharge their respective obligations under United States and Irish securities laws, in connection with the Acquisition and the transactions contemplated hereby. If required, Buyer shall prepare and file with the SEC a registration statement meeting, in all material respects, the requirements of Form S-4 under the Securities Act, in which the Proxy Statement will be included as part of a proxy statement/prospectus (in the form mailed to the Company's shareholders, the "PS/P"). The PS/P shall not include any untrue statement (other than written statements supplied by the Company in writing specifically for inclusion in the PS/P, as to which Buyer shall not be responsible) of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading. The written statements supplied by the Company specifically for inclusion in the PS/P shall not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Buyer and the Company shall use all commercially reasonable efforts to have such Form S-4 declared effective under the Securities Act as promptly as practicable after filing. Buyer shall also take any action required to be taken under any applicable provincial or state securities laws (including United States "Blue Sky" laws) in connection with the issuance of the Buyer Common Stock in the Acquisition; PROVIDED, HOWEVER, that neither Buyer nor the Company shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where any such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of Buyer Common Stock or the Buyer Options.

         6.4.     ADDITIONAL AGREEMENTS, COOPERATION.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate, subject to compliance with applicable law, with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any United States federal or state, Irish, Canadian, Australian or other foreign law or regulations,
(iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby arising out of or related to the Final Court Order referred to in Article V hereof, (v) to effect all necessary registrations and filings and submissions of information requested by Governmental Entities, and (vi) to fulfill all conditions to this Agreement.

                  (b) Each of the parties hereto agrees, subject to compliance with applicable law, to furnish to the other party such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under the provisions of the HSR Act, the Irish Control Act, the Australian Takeovers Act, the Investment Canada Act, the Competition Act (Canada), or any other Irish, United States federal or state, Australian, Canadian federal or provincial, or foreign statute or regulations.

         6.5. PUBLICITY. Except as otherwise required by law or the rules of any applicable securities exchange or the Nasdaq National Market, so long as this Agreement is in effect, Buyer and the Company will not, and will not permit any of their respective affiliates or representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Buyer and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as possible.

         6.6.     NO SOLICITATION.

                  (a) Immediately upon execution of this Agreement, the Company shall (and shall cause its officers, directors, employees, investment bankers, attorneys and other agents to) cease all discussions, negotiations, responses to inquiries (except as set forth in the proviso to this sentence) and other communications relating to any potential business combination with all third parties who, prior to the date hereof, may have expressed or otherwise indicated any interest in pursuing an Acquisition Proposal with the Company; PROVIDED that, if any such inquiries are made after the date hereof, the Company shall respond by stating that it is a party to a binding agreement with Buyer and is prohibited thereby from further responding to such inquiries.

                  (b) Prior to termination of this Agreement pursuant to
Article VIII hereof, the Company and its Subsidiaries will not, nor shall the Company authorize or permit any officers, directors or employees of, or any investment bankers, attorneys or other agents retained by or acting on behalf of, the Company or any of its Subsidiaries to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes an Acquisition Proposal (as hereinafter defined),
(ii) except as permitted below, engage or participate in negotiations or discussions with, or furnish any information or data to, or take any other action to, facilitate any inquiries or making any proposal by, any third party relating to an Acquisition Proposal, or (iii) except as permitted below, enter into any agreement with respect to any Acquisition Proposal or approve an Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 6.6 or in any other provision of this Agreement, prior to the Company Shareholders Meeting, the Company and its Board of Directors (the "COMPANY BOARD") may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Acquisition Proposal (a "POTENTIAL ACQUIROR") or approve or recommend an unsolicited Acquisition Proposal if both (A) a majority of the directors of the Company Board, without including directors who have a financial interest in such Acquisition Proposal or who are or may be considered Affiliates (as defined in Rule 405 under the Securities Act), or "connected persons" (as defined in Section 26 of the Irish Companies Act,
1990), of any person making an Acquisition Proposal ("DISINTERESTED DIRECTORS") determines in good faith, after receiving advice from its financial advisor, that a Potential Acquiror has submitted to the Company an Acquisition Proposal that is a Superior Proposal (as hereinafter defined), and (B) a majority of the disinterested directors of the Company Board determines in good faith, after receiving advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firms of Hale and Dorr LLP and McCann FitzGerald are so experienced), that the failure to participate in such discussions or negotiations or to furnish such information is inconsistent with the Company Board's fiduciary duties under applicable law. In the event that the Company shall receive any Acquisition Proposal, it shall promptly (and in no event later than 24 hours after receipt thereof) furnish to Buyer the identity of the recipient of such information and of the Potential Acquiror, the terms of such Acquisition Proposal, copies of all such information, and shall further promptly inform Buyer in writing as to the fact such information is to be provided after compliance with the terms of the preceding sentence. Nothing contained herein shall prevent the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or making any disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after receiving advice from reputable outside legal counsel experienced in such matters (and the parties hereto agree that the law firms of Hale and Dorr LLP and McCann FitzGerald are so experienced), such disclosure is required by applicable law. Without limiting the foregoing, the Company understands and agrees that any violation of the restrictions set forth in this Section 6.6(b) shall be deemed to be a breach of this Section 6.6(b) sufficient to enable Buyer to terminate this Agreement pursuant to Section 8.1(d)(i) hereof.

                  (c) For the purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any proposal, whether in writing or otherwise, made by any person other than Buyer and its Subsidiaries to acquire "beneficial ownership" (as defined under Rule 13(d) of the Exchange Act) of 20% or more of the assets of, or 20% or more of the outstanding capital stock of any of the Company or its Subsidiaries pursuant to a merger, consolidation, exchange of shares or other business combination, sale of shares of capital stock, sales of assets, tender offer or exchange offer or similar transaction involving the Company or its Subsidiaries.

                  (d) The term "SUPERIOR PROPOSAL" means any BONA FIDE Acquisition Proposal to acquire (including by means of a scheme of arrangement), directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the Company Ordinary Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms that a majority of the disinterested directors determines, in good faith, to be more favorable to the Company and its shareholders than the Acquisition (after receiving advice from the Company's independent financial advisor that the Acquisition Proposal is more favorable to the Company's shareholders, from a financial point of view, than the Acquisition) and for which financing, to the extent required, is then committed.

         6.7. ACCESS TO INFORMATION. From the date of this Agreement until the Effective Time, and upon reasonable notice, the Company and Buyer shall each (and shall cause each of their respective Subsidiaries to) afford to the other party and its authorized representatives (including counsel, other consultants, accountants and auditors) such reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its Subsidiaries, as is necessary for such party to be kept reasonably informed with respect to operational and other business matters of the other party, in light of the parties' respective positions in the transaction contemplated hereby, including: (i) permitting the other party to make such inspections as it may reasonably require under such circumstances, and (ii) causing its officers and those of its Subsidiaries to furnish to the other party such financial and operating data and other information with respect to its business and properties as such other party may from time to time reasonably request under the circumstances. During this period, the Company will also confer with Buyer to keep it reasonably informed with respect to operational and other business matters relating to the Company and its Subsidiaries and the status of satisfactions of conditions to the Closing. During this period, each of the Company and Buyer shall furnish promptly to the other a copy of each report, schedule, registration statement and other document filed with, or received by it from, the SEC during such period. All information obtained by one party hereto pursuant to this Section 6.7 shall be kept confidential in accordance with the Confidentiality Agreement, dated March 22, 1999, between Buyer and the Company.

         6.8. NOTIFICATION OF CERTAIN MATTERS. The Company or Buyer, as the case may be, shall promptly notify the other of its obtaining of Knowledge of the institution of any claim, suit, action or proceeding arising out of or related to the Scheme or the transactions contemplated hereby; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         6.9. RESIGNATION OF OFFICERS AND DIRECTORS. At or prior to the Effective Time, the Company shall deliver to Buyer the resignations of such officers and directors of the Company and its Subsidiaries as Buyer shall specify at least ten (10) days prior to the Effective Time, which resignations shall be effective at the Effective Time and shall contain an acknowledgment that the relevant individual has no outstanding claims for compensation for loss of office, redundancy, unfair dismissal or otherwise; PROVIDED that such resignations shall be solely as to offices held, but shall not otherwise affect such person's status as an employee; and PROVIDED FURTHER, that such resignation by Messrs. Kiley and Boyle shall not affect any claims for severance by Messrs. Kiley and Boyle respectively.

         6.10.    INDEMNIFICATION.

                  (a) As of the date of this Agreement and for a period of six (6) years following the Effective Time, Buyer will indemnify and hold harmless from and against all claims, damages, losses, obligations or liabilities ("LOSSES") any persons who were directors or officers of the Company (including, without limitation, the Director of Investor Relations, and the Vice President and Corporate Counsel of the Company), prior to the Effective Time (the "INDEMNIFIED PERSONS") to the fullest extent such person could have been indemnified for such Losses under applicable law or under the Governing Documents of the Company in effect immediately prior to the date hereof, with respect to any act or failure to act by any such Indemnified Person prior to the Effective Time.

                  (b) Any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under the Irish law shall be made by independent counsel selected by Buyer and reasonably acceptable to the Indemnified Persons. Buyer shall pay such counsel's fees and expenses (it being agreed that neither the Indemnified Persons nor Buyer shall challenge any such determination by such independent counsel).

                  (c) In the event that Buyer or any of its successors or assigns (i) consolidates with or merges into any other person, and Buyer or such successor or assign is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that such person or the continuing or surviving corporation assumes the obligations set forth in this
Section 6.10 and none of the actions described in clauses (i) and (ii) above shall be taken until such provision is made.

                  (d) Buyer shall maintain in effect for not less than six
(6) years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that Buyer may substitute therefor policies of at least comparable coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Time; PROVIDED that, in the event that any Claim is asserted or made within such six (6)-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims; and PROVIDED, FURTHER, that Buyer shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by the Company or any Subsidiary for such insurance. In such case, Buyer shall purchase as much coverage as possible for 200% of the premiums paid as of the date hereof for such insurance, which coverage shall be at least as favorable as that provided by Buyer to its directors.

         6.11. SHAREHOLDER LITIGATION. The Company shall give Buyer the reasonable opportunity to participate (but not control) in the defense of any shareholder litigation against or in the name of the Company and/or its respective directors relating to the transactions contemplated by this Agreement.

         6.12.    SEVERANCE ARRANGEMENTS.

                  (a) Prior to Closing, the Company shall: (i) take all actions necessary to terminate, without liability to the Company or to Buyer, its Executive Retention Plan, and (ii) obtain waivers of any provision of any employment or other Contract to which it is a party (excluding the Kiley Agreement and the Boyle Agreement) which, as a result of the transactions contemplated by this Agreement, gives rise to any right to receive severance or other payments upon termination of employment.

                  (b) With respect to those participants of the Company's Executive Retention Plan identified in Schedule 6.12(b) of the Company Disclosure Letter, during the twelve (12) month period commencing at the Effective Time, Buyer shall offer severance arrangements for certain termination events occurring within such twelve (12) month period as further described in EXHIBIT D to this Agreement, in exchange for such participants signing a release in a form acceptable to Buyer.

         6.13. EMPLOYEE BENEFIT PLANS. The Company shall take all action necessary or required to terminate or amend, if requested by Buyer and permitted by law, the Company's United States 401(k) Plan at least three (3) business days before the Effective Time; PROVIDED that, the winding up of such Plan and distribution of amounts to participants thereof shall occur after the Effective Time. Buyer shall provide, during the period commencing at the Effective Time and ending on the first anniversary thereof, to the Employees of the Company and its Subsidiaries who become employees of Buyer as of the Effective Time with a package of benefits under employee benefit plans that are not materially less favorable, in the aggregate, to those employees than the benefits currently provided, in the aggregate, by the Company and its Subsidiaries to those employees; PROVIDED, HOWEVER, that when determining Company benefits under this Section 6.13, no benefits provided under the Company's ESPP at any time shall be considered.

         6.14. DETERMINATION OF OPTIONHOLDERS. At least five (5) business days before the Effective Time, the Company shall provide Buyer with a true and complete list of (a) the optionholders of the Company, (b) the number of Company Ordinary Shares subject to Company Options held by each such optionholder and (c) the address of each such optionholder as set forth in the books and records of the Company or any Subsidiary, following upon which there shall be no additional grants of Company Options by the Company without Buyer's prior consent.

         6.15. PREPARATION OF TAX RETURNS. The Company shall provide Buyer with a copy of appropriate workpapers, schedules, drafts and final copies of each foreign and domestic, federal, provincial and state income Tax return or election of the Company (including returns of all

Employee Benefit Plans) at least ten (10) days before filing such return or election and shall consult with Buyer with respect thereto prior to such filing.

         6.16.    POOLING AFFILIATES.

                  (a) Promptly following the date of this Agreement, the Company shall deliver to Buyer a list of names and addresses of those persons who are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to the Company (the "COMPANY POOLING AFFILIATES"). The Company shall provide Buyer such information and documents as Buyer shall reasonably request for purposes of reviewing such list. The Company shall deliver to Buyer, on or prior to the Closing, an affiliate letter in the form attached hereto as EXHIBIT E, executed by each of the Company Pooling Affiliates identified in the foregoing list. Buyer shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Buyer Common Stock to be received by such Company Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, consistent with the terms of such letters.

                  (b) Buyer shall procure, on or prior to the Effective Time, an affiliate letter in the form attached hereto as EXHIBIT F, executed by appropriate affiliates of Buyer.

                  (c) For so long as resales of shares of Buyer Common Stock issued pursuant to the Acquisition are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Buyer will use good faith efforts to comply with Rule 144(c)(1) under the Securities Act.

         6.17. POOLING ACTIONS. Between the date of this Agreement and the Effective Time, neither Buyer nor its affiliates shall knowingly take any action that would prevent Buyer from accounting for, and each of the parties hereto will take all actions reasonably necessary for Buyer to account for, the business combination to be effected by the Acquisition as a pooling of interests.

         6.18. TAX INCENTIVES AND IDA GRANTS. The Company shall take all actions reasonably necessary, including making all applications, filings or other submissions required by the Company, to maintain the Irish manufacturing tax incentive and the grants from the Industrial Development Agency (Ireland), each of which the Company takes advantage of on the date hereof under the laws of Ireland.

         6.19 COMMISSION FILINGS; COMPLIANCE. The Company and Buyer shall each cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company and Buyer, respectively, between the date of this Agreement and the Effective Time (with respect to either the Company or Buyer, the "NEW SEC REPORTS") to be prepared in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and such New SEC Reports will not at the time they are filed contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         6.20. LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Buyer shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock to be issued in the Acquisition.

         6.21 TAX-FREE REORGANIZATION. Buyer and the Company shall each use all commercially reasonable efforts to cause the Acquisition to be treated as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION. The respective obligation of each party to effect the Acquisition is subject to the satisfaction or waiver on or prior to the Effective Date of the following conditions:

                  (a) SHAREHOLDER APPROVAL. The Court Meeting Approval referred to in Section 5.1 hereof shall have been obtained and the Capital Reduction Resolution shall have been adopted by the shareholders of the Company at the Extraordinary Meeting.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "RESTRAINTS") shall be in effect (i) imposing or seeking to impose material limitations on the ability of Buyer to acquire or hold or to exercise full rights of ownership of any Company Ordinary Shares; (ii) imposing or seeking to impose material limitations on the ability of Buyer and its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Acquisition on Buyer or the Company; (iv) requiring or seeking to require divestiture by Buyer of all or any material portion of the business, assets or property of the Company; or (v) preventing the consummation of the Acquisition.

                  (c) GOVERNMENTAL ACTION. No action or proceeding shall be instituted by any Governmental Entity seeking to prevent consummation of the Acquisition, asserting the illegality of the Acquisition or this Agreement or seeking material damages directly arising out of the transactions contemplated hereby which continues to be outstanding.

                  (d) GOVERNMENTAL CONSENTS. All necessary authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or waiver of waiting periods imposed by, any Governmental Entity of any applicable jurisdiction required for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or obtained which the failure to obtain, make or occur would have the effect of making the Scheme or this Agreement or any of the transactions contemplated thereby or hereby illegal or which individually or in the aggregate would have a Buyer Material Adverse Effect (assuming the Scheme had become effective), including, but not limited to:

                           (i)   the expiration or termination of the
         applicable waiting period, or any extensions thereof, pursuant to the HSR Act;

                           (ii) the sanctioning of the Scheme by the High Court in the form attached hereto as Exhibit A or in such other form as may be mutually acceptable to Buyer and the Company;

                           (iii) (A) the Minister for Enterprise, Trade and Employment (the "MINISTER") stating in writing that he does not intend to make an order under section 9 of the Irish Control Act in relation to the Acquisition; or (B) (if no Order under that section is made and the Minister does not state in writing that he does not intend to make such an Order), the relevant period within the meaning of Section 6 of the Irish Control Act elapsing;

                           (iv) (A) the Australian Treasurer stating in writing that the Commonwealth Government of Australia has no objection to the Acquisition under the Australian Takeovers Act; or (B) (if no Order under the Australian Takeovers Act (including an interim Order under Section 22 thereof) is made (or if an interim Order is made but a final order is not made)), the relevant period provided under the Australian Takeovers Act elapsing; and

                           (v) The Commissioner of Competition appointed under the Competition Act (Canada) shall have issued an Advance Ruling Certificate pursuant to Section 102 of the Competition Act (Canada) with respect to the Acquisition or the applicable waiting period or periods under Part IX of the Competition Act (Canada) shall have expired and the Commissioner of Competition shall have advised the parties that he does not intend to oppose the Acquisition and shall not have made or threatened to make an application under Part VIII of the Competition Act (Canada) in respect of the Acquisition.

         7.2. CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "MATERIALITY" or "MATERIAL ADVERSE EFFECT" set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

                  (c) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there has not been a Company Material Adverse Effect, nor has there been any change, event or condition that, with the passage of time, would reasonably be expected to result in a Company Material Adverse Effect.

                  (d) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, the Company shall have delivered to Buyer all of the following:

                           (i) a certificate of the President and the Chief Financial Officer of the Company, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 7.2(a), (b) and (c) hereof have been satisfied; and

                           (ii) a copy, dated as of a date not more than five business days, or such other recent practicable date, in advance of the Effective Date, of the Articles and Memorandum of Association of the Company, certified by the secretary of the Company.

                  (e) DIRECTOR AND OFFICER RESIGNATIONS. Buyer shall have received the resignation of the directors and officers of the Company and its Subsidiaries as are set forth in Section 6.9 hereof.

                  (f)  KEY EMPLOYEE AGREEMENTS. The persons identified in
Section 7.2(f) of the Company Disclosure Letter shall have entered into employment agreements with Buyer.

                  (g) POOLING LETTERS. Buyer and the Company shall have received the letters described in the third Recital to this Agreement from PricewaterhouseCoopers and Arthur Andersen LLP and such letters shall not have been withdrawn, modified or qualified in any material respect as of the Effective Time, as certified by PricewaterhouseCoopers and Arthur Andersen LLP, respectively, in a writing addressed to their respective addressees and dated as of the Effective Date.

                  (h) COMPANY AFFILIATE LETTERS. Buyer shall have received all of the letters described in Section 6.16(a) hereof executed by each of the Company Pooling Affiliates.

                  (i) SUBSIDIARY SHARES. Any outstanding minority ownership interests in the Company's Subsidiaries shall be transferred to the Company, effective as of the Effective Time, for no consideration, resulting in 100% ownership and control of each of the Company's Subsidiaries by the Company.

                  (j) RESTRICTED STOCK ROLLOVER AGREEMENT. John J. Boyle III shall have entered into the Restricted Stock Rollover Agreement, substantially in the form attached hereto as EXHIBIT C, which agreement shall be in full force and effect as of the Effective Time.

                  (k) RETENTION PLAN. The Company's Executive Retention Plan shall have been terminated with no liability to the Company or to Buyer.

         7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Acquisition is further subject to satisfaction or waiver of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "MATERIALITY" or "MATERIAL ADVERSE EFFECT" set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

                  (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date.

                  (c) DELIVERY OF CLOSING DOCUMENTS. At or prior to the Effective Time, the Buyer shall have delivered to the Company a certificate of the President and the Chief Financial Officer of Buyer, dated as of the Effective Date, stating that the conditions precedent set forth in Sections 7.3(a) and (b) hereof have been satisfied.

                  (d) TAX OPINION. The Company shall have received the opinion of Hale and Dorr LLP, counsel to the Company, to the effect that the Acquisition will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly, solely for U.S. federal tax purposes; PROVIDED that, if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Dorsey & Whitney LLP renders such opinion to the Company (it being agreed that Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Hale and Dorr LLP or Dorsey & Whitney LLP, as the case may be, to enable them to render such opinion).

                                  ARTICLE VIII

                                   TERMINATION

         8.1. TERMINATION. This Agreement may be terminated and the Scheme abandoned at any time prior to the Effective Time, whether before or after approval of the Scheme by the Company's shareholders or sanction of the Scheme by the High Court:

                  (a)      by mutual written consent of the Company and Buyer;

                  (b)      by either the Company or Buyer;

                           (i)   if the Acquisition shall not have been
         completed by December 31, 1999 (unless Buyer is required to file a registration statement on Form S-4 with the SEC, in which case, such date shall be January 31, 2000); PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Acquisition to be consummated by such time;

                           (ii) if Court Meeting Approval shall not have been obtained or the Capital Reduction Resolution shall not have been adopted at the Extraordinary Meeting or at any adjournment or postponement thereof;

                           (iii) if any Restraint having any of the effects set forth in Section 7.1(b) or (c) hereof shall be in effect and shall have become final and nonappealable; or

                           (iv)  if the Company enters into a merger,
         acquisition or other agreement (including an agreement in principle) or understanding to effect a Superior Proposal or the Board of Directors of the Company or a committee thereof resolves to do so; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 8.1(iv) unless (a) the Company has delivered to Buyer a written notice of the Company's intent to enter into such an agreement to effect such Acquisition Proposal, which notice shall include, without limitation, the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal, and (b) three business days have elapsed following delivery to Buyer of such written notice by the Company during which time, Buyer may propose amendments to the terms of this Agreement to be at least as favorable as such Acquisition Proposal; PROVIDED, FURTHER, that the Company may not terminate this Agreement pursuant to this Section 8.1(iv) unless, at the end of such three-business-day period, the Board of Directors of the Company continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal.

                  (c) by the Company, if Buyer shall have breached any of its representations and warranties contained in Article IV hereof which breach has or is reasonably likely to have a Buyer Material Adverse Effect or Buyer shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by Buyer within thirty
(30) days following receipt of notice thereof from the Company; or

                  (d)      by Buyer:

                           (i) if the Company shall have breached any of its representations and warranties contained in Article III hereof which breach has or is reasonably likely to have a Company Material Adverse Effect or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, in each case, which breach or failure to perform has not been cured by the Company within thirty (30) days following receipt of notice thereof from Buyer;

                           (ii) if (a) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Buyer its approval or recommendation of the Scheme, the Capital Reduction Resolution or this Agreement, or approved or recommended an Acquisition Proposal (including a Superior Proposal), or
         (b) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

                           (iii) at any time after 6:00 a.m. Minneapolis time on June 21, 1999, if the Company Option Agreement shall not have been executed and delivered by the Company to Buyer prior to such termination.

         8.2. EFFECT OF TERMINATION. The termination of this Agreement pursuant to the terms of Section 8.1 hereof shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this
Article VIII, this Agreement shall become void and have no effect, with no liability on the part of either party (except as provided in Section 8.3 hereof) or its shareholders or directors or officers in respect thereof, EXCEPT for agreements which survive the termination of this Agreement, EXCEPT for liability that Buyer or the Company might have to the other party arising from a breach of this Agreement due to termination of this Agreement in accordance with Sections 8.1(c) or 8.1(d); or due to the fraudulent or willful misconduct of such party, and EXCEPT that any termination shall not affect the Company Option Agreement.

         8.3.     FEES AND EXPENSES.

                  (a) Except as provided in this Section 8.3, whether or not the Acquisition is completed, the Company, on the one hand, and Buyer, on the other, shall bear their respective expenses incurred in connection with this Agreement, and the Scheme and the other transactions contemplated hereby, including, without limitation, the preparation, execution and performance of this Agreement, the Scheme and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, and the costs and expenses incurred in connection with (i) the filings with the High Court and the filing and registration of the Final Court Order with the Registrar of Companies in Dublin, Ireland, (ii) any filings under the Irish Control Act, and (iii) any filings of the premerger notification and report forms under the HSR Act.

                  (b) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (x) by the Company or Buyer pursuant to Section 8.1(b)(ii) and if, after the date hereof and prior to the termination date, an Acquisition Proposal occurs, or (y) by Buyer pursuant to
Section 8.1(b)(iv), 8.1(d)(i) or 8.1(d)(ii) hereof then, in each case, the Company shall (without prejudice to any other rights Buyer may have against the Company for breach of this Agreement), reimburse Buyer upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Buyer or any Affiliate of Buyer in connection with this Agreement, the Scheme and transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants, up to a maximum aggregate amount of $1,500,000.

                  (c) Notwithstanding any other provision in this Agreement to the contrary, if (x) this Agreement is terminated by the Company or Buyer at a time when Buyer is entitled to terminate this Agreement pursuant to
Section 8.1(b)(ii) or 8.1(d)(i) (other than due to a breach of Section 6.6(b) hereof) and, concurrently with or (1) within nine months after such a termination, (A) the Company shall enter into an agreement, arrangement or binding understanding with respect to an Acquisition Proposal (which shall include, for this purpose, the commencement by a third party of a tender offer or exchange offer or similar transaction other than a Hostile Tender Offer (as defined below) directly with the Company's shareholders) (collectively, a "Third Party Deal") with a third party which made an Acquisition Proposal at or prior to the time of such termination, or (B) a tender offer or exchange offer or similar transaction directly with the Company's shareholders for the acquisition of a majority of the outstanding Ordinary Shares (or ADRs representing such majority) which has been unilaterally commenced by a third party (a "Hostile Tender") which made an Acquisition Proposal at or prior to the time of such termination shall have become unconditional or irrevocable, or (2) within six months after such a termination, if a third party made an Acquisition Proposal at or prior to the time of such termination, and either (A) the Company shall enter into a Third Party Deal with any other third party, or (B) a Hostile Tender commenced by any other third party shall have become unconditional or irrevocable, or (y) this Agreement is terminated pursuant to Section 8.1(d)(i) (if such termination results from a breach of Section 6.6(b) hereof), or Section 8.1(b)(iv) or 8.1(d)(ii), then, in each case, the Company shall (in addition to any obligation under Section 8.3(b) hereof and without prejudice to any other rights that Buyer may have against the Company for a breach of this Agreement) pay to Buyer U.S. $21,000,000 (the "TERMINATION FEE") in cash, such payment to be made promptly, but in no event later than the second business day following, in the case of clause (x), the later to occur of such termination and the entry into of such Third Party Deal, or, in the case of clause (y), such termination.

                  (d) Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by the Company pursuant to Section 8.1(c) hereof, then Buyer shall (without prejudice to any other rights the Company may have against Buyer for breach of this Agreement), reimburse the Company upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of the Company or any Affiliate of the Company in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants, up to a maximum aggregate amount of $1,500,000.

                  (e) The parties acknowledge that the agreements contained in Sections 8.3(b), (c) and (d) hereof are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer, on the one hand, and the Company, on the other, would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Sections 8.3(b) and (c) hereof, or if Buyer fails promptly to pay the amounts due pursuant to Section 8.3(d) hereof, (i) the party failing to so pay shall pay interest on such amounts at the prime rate announced by U.S. Bank National Association, Minneapolis office, in effect on the date the Termination Fee (or fees and expenses) were required to be made, and (ii) if in order to obtain such payment a party commences a suit or takes other action which results in a judgment or other binding determination against the Company for the fees and expenses in Sections 8.3(b) or 8.3(d) hereof or the Termination Fee, the nonpaying party shall also pay to the party entitled to receive payment thereunder (as the case may be) its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest payable under the preceding clause (i).

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         9.2.     CLOSING AND WAIVER.

                  (a) Unless this Agreement shall have been terminated in accordance with the provisions of Section 8.1 hereof, a closing (the "CLOSING" and the date and time thereof being the "CLOSING DATE") will be held as soon as practicable on a date agreed upon by the parties hereto after the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof shall have been satisfied or waived. The Closing will be held at the offices of Dorsey & Whitney LLP in Minneapolis, Minnesota or at such other place as the parties may agree.

                  (b) At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

         9.3.     NOTICES.

                  (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail and airmail, if overseas (registered or return receipt requested), facsimile (with receipt electronically acknowledged) or overnight air courier guaranteeing next day delivery, to such other party's address.

         If to Buyer:

                  ADC Telecommunications, Inc.
                  12501 Whitewater Drive
                  Minnetonka, Minnesota  55343
                  Facsimile:  (612) 946-3209
                  Attention:  William J. Cadogan and Jeffrey D. Pflaum

         with a copy to:

                  Dorsey & Whitney LLP
                  220 South Sixth Street
                  Minneapolis, Minnesota 55402
                  Facsimile No.:  (612) 340-8738
                  Attention:  Robert A. Rosenbaum, Esq.

                  A&L Goodbody
                  1 Earlsfort Centre, Hatch Street
                  Dublin 2, Ireland
                  Facsimile No: (011) 353-1-6613278
                  Attention: Michael Greene

         If to the Company:

                  Saville Systems PLC
                  One Van de Graaff Drive
                  Burlington, Massachusetts  01803
                  Facsimile:  (781) 270-6503
                  Attention:  Michael Cayer, Esq.

         with copies to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Facsimile No.: (617) 526-5000
                  Attention: Thomas L. Barrette, Jr., Esq.

                  McCann FitzGerald
                  2 Harbourmaster Place
                  Custom House Dock
                  Dublin 1, Ireland
                  Facsimile No.: (011) 353-1-8290010
                  Attention: Richard Rice

                  (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; seven (7) business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and two (2) business days after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         9.4. COUNTERPARTS. This Agreement may be executed via facsimile in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.5. INTERPRETATION. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, "PERSON" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity; "KNOWLEDGE" means the actual knowledge of a director or any executive officer of the applicable party or any of its Subsidiaries, as such knowledge has been obtained in the normal conduct of the business and including such knowledge as a reasonably prudent person in such position would have obtained upon the exercise of reasonable diligence;

and all amounts shall be deemed to be stated in U.S. dollars, unless specifically referenced otherwise.

         9.6. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Scheme by the shareholders of the Company; PROVIDED, HOWEVER, that after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders or the High Court without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         9.7.     NO THIRD PARTY BENEFICIARIES. Except for the provisions of
Section 6.10 and 6.12(b) hereof (which is intended to be for the benefit of the persons referred to therein, and may be enforced by such persons) nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

         9.8. GOVERNING LAW. Except to the extent that the laws of Ireland are mandatorily applicable to the Scheme, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in Ireland in connection with any matter based upon or arising out of the Scheme. Each of the parties hereto irrevocably consents to the jurisdiction of any federal or state court in the States of Minnesota and Massachusetts in connection with any other matter based upon or arising out of this Agreement or the matters contemplated herein. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Minnesota or State of Massachusetts for such Persons, and hereby waives (and covenants not to assert or plead) any objection which they might otherwise have to such jurisdiction and such process.

         9.9. ENTIRE AGREEMENT. This Agreement (together with the Exhibits and the Company Disclosure Letter, and the other documents delivered pursuant hereto or contemplated hereby) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, in each case other than the Company Option Agreement and the Confidentiality Agreement.

         9.10. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                             *    *   *   *   *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

                                            ADC TELECOMMUNICATIONS, INC.

                                            By:    /s/ William J. Cadogan
                                                 ------------------------------
                                            Its:   Chief Executive Officer
                                                 ------------------------------


                                            SAVILLE SYSTEMS PLC


                                            By:    /s/ John J. Boyle III
                                                 ------------------------------
                                            Its:   Chief Executive Officer
                                                 ------------------------------